Exhibit (c) 2

GPU and FirstEnergy Joint News Release
September 28, 2001


               GPU, FIRSTENERGY EXTEND MERGER TERMINATION DATE

Morristown, NJ -- GPU, Inc. and FirstEnergy Corp. announced today that, in accordance with the terms of their merger agreement, the termination date for their agreement has been extended until December 31, 2001. The merger was approved earlier this week by the New Jersey Board of Public Utilities and now awaits approval by the U.S. Securities and Exchange Commission.

GPU, Inc., headquartered in Morristown, NJ, is a registered public utility holding company providing utility and utility-related services to customers throughout the world. GPU serves 4.6 million customers directly through its electric companies -- GPU Energy in the US, GPU Power UK in England, and Emdersa in Argentina. It serves an additional 1.4 million customers indirectly through GPU GasNet, its gas transmission subsidiary in Australia. The company's independent power project business units own interests in and operate seven projects in five countries. GPU's 2000 revenues were $5.2 billion and its total assets were more than $19 billion. GPU's other subsidiaries include MYR Group Inc., GPU Advanced Resources, Inc., GPU Nuclear, Inc., GPU Service, Inc., GPU Telcom Services, Inc. and GPU Diversified Holdings LLC. (http://www.gpu.com)

FirstEnergy is a diversified energy services holding company. Its various subsidiaries own approximately $18 billion in assets and produce more than $7 billion in annual revenues. FirstEnergy's electric utility operating companies - Ohio Edison Company, Pennsylvania Power Company, The Illuminating Company and Toledo Edison Company - comprise the nation's tenth largest electric system, serving 2.2 million electric customers in Ohio and Pennsylvania. FirstEnergy subsidiaries and affiliates provide a wide range of energy and energy-related products and services, including the generation and sale of electricity; exploration and production of oil and natural gas; transmission and marketing of natural gas; mechanical and electrical contracting and construction; energy management; telecommunications; and e-commerce.


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Contacts:

GPU:
Ned Raynolds
973-401-8294

FirstEnergy:
Ralph DiNicola
330-384-5939